UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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WESTFIELD FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Westfield Financial, Inc. Pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Commission File No.: 001-16767

In response to ISS’ recommendation on Proposal 2, which was included in Westfield Financial, Inc.’s definitive proxy statement, the company is providing the following additional information to its shareholders:

In response to ISS’ recommendation to vote against Westfield Financial, Inc.’s “Say on Pay” proposal, the Company is contacting investors to discuss the compensation of our named executive officers. As our investors are aware, in August 2013, the Company completed a tender offer to purchase for cancellation certain options to purchase the Company’s common stock. This action was taken in order to eliminate the overhang of approximately 1.7 million outstanding options, which equates to dilution of approximately 8.6%. These options were issued to employees and directors pursuant to our 2002 Stock Option Plan and our 2007 Stock Option Plan. As was customary, these “legacy” plans did not contain performance benchmarks, which are generally disfavored by shareholder advisory groups. The purpose of the tender offer was to eliminate these legacy plans and adopt a pay-for-performance plan with stated goals and benchmarks that are tied to shareholder value, and to decrease the overall dilutive effect of the outstanding options. The cancellation of these options cost approximately $1.29 per option.

The Company has proposed the approval of the 2014 Omnibus Incentive Plan, which is included as Proposal 4 of the Company’s proxy statement, to replace the former legacy plans. The shares available for issuance pursuant to the 2014 Omnibus Incentive Plan reflect approximately 2.7% of the Company’s outstanding shares as compared to approximately 8.6% of the Company’s outstanding shares under the legacy plans. Accordingly, we were able to reduce the potential dilution by approximately 5.9% and adopt a plan that is tied to the Company’s performance.

With the above changes and the continued payment of dividends and repurchase of outstanding shares of common stock pursuant the Company’s repurchase programs, the Company and its management will continue its focus on creating additional shareholder value.